For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR FIRST
QUARTER OF FISCAL YEAR 2008
Company will host a conference call August 7, 2007 at 10:00a.m. ET
MINNEAPOLIS, MN — August 6, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today reported fiscal year 2008 first quarter results.
Financial Results Fiscal Year 2008 First Quarter
•	Net sales from continuing operations for the first quarter ended June 30, 2007 were $137.0 million, as compared to net sales of $132.2 million for the same period last year, an increase of 3.7%.

•	Net income was $5.4 million, or $0.15 per diluted share, as compared to net income in the first quarter of fiscal year 2007 of approximately $0.6 million, or $0.02 per diluted share. During the first quarter of fiscal year 2008 the Company realized $3.5 million in net income from discontinued operations, which included a capital gain and a net loss from the discontinued operations of the independent music business.

•	Net income from continuing operations for the first quarter was $1.9 million, or $0.05 per diluted share, as compared to net income from continuing operations in the first quarter of fiscal year 2007 of approximately $0.5 million, or $0.01 per diluted share.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for the fiscal first quarter was $7.3 million, as compared to $5.4 million for the first quarter of fiscal year 2007, an increase of 36.6%. See “Use of Non-GAAP Financial Information” below.

•	Debt, net of cash, at June 30, 2007 was $53.8 million as compared to debt, net of cash, of $72.7 million on June 30, 2006.
Cary Deacon, Chief Executive Officer commented, “The Company is encouraged by its profit performance and management of its expenses, inventory and gross margin during the quarter. We also realized a net gain of $3.5 million from the strategic divestiture of our independent music business in the quarter. The Company is taking steps to reduce the central expenses that were associated with that business including the streamlining of our warehouse operations this fiscal year.”

Deacon continued, “We are pleased with every division’s performance in the quarter. The only exception was BCI. On August 1, 2007, the Company announced the relocation of the BCI corporate office to Navarre’s corporate headquarters in New Hope, MN. With this relocation the Company will focus efforts to better leverage its existing corporate DVD video distribution assets.”
Business Segment Highlights
Publishing Segment
The publishing segment includes the results of the wholly-owned subsidiaries FUNimation, Encore and BCI. For the first quarter ended June 30, 2007, the publishing segment’s net sales, before inter-company eliminations, increased 13.8% to $29.6 million, as compared to net sales of $26.0 million for the same period last year. See “Use of Non-GAAP Financial Information” below.
FUNimation demonstrated strong year over year net sales growth in the fiscal year 2008 first quarter benefiting from the release of Afro Samurai, and strong sell-through of Dragon Ball Z season sets. FUNimation also continues to see growth in the digital sales of its anime content on iTunes and recently added its digital content to xBox Live Marketplace.
Encore exhibited net sales growth, as compared to last fiscal year’s first quarter, on the performance of several launches of marquee brands including Wheel of Fortune Deluxe, Jeopardy Deluxe, Advantage 2008, The Learning Company 2008 and Adventure Workshop Version 9. Encore also benefited from sales of Monopoly Here & Now, Scrabble Champion Edition and Fate.
Publishing segment net sales growth was partially offset by a BCI sales decline in the first quarter. The Company has taken steps to focus BCI on new growth market opportunities as well as reposition BCI in its core budget category. On August 1, 2007, the Company announced the relocation of the BCI corporate office to Navarre’s corporate headquarters in New Hope, MN. With this relocation the Company will focus efforts to better leverage its existing corporate DVD video distribution assets.
Distribution Segment
The distribution segment distributes PC software, DVD video, video games and accessories. For the first quarter ended June 30, 2007, the distribution segment’s net sales, before inter-company eliminations, increased 4.5% to $123.9 million, as compared to net sales of $118.6 million for the same period last year. See “Use of Non-GAAP Financial Information” below.
Distribution net sales growth was driven by the performance of software and DVD content. Software growth is attributed to strong sales of utility and productivity titles.

Independent Music Business Divestiture
On May 31, 2007 the Company completed the sale of its independent music business to Koch Entertainment. The Company received $6.5 million in cash at closing and retained trade receivables valued at approximately $11 million related to the independent music business. Collection of these trade receivables is meeting the Company’s expectations. Net proceeds from this transaction and the collection of associated receivables are being used to pay down the Company’s debt. During the fiscal year 2008 first quarter the Company realized a gain on the sale, net of tax, of $4.6 million. The Company anticipates additional expenses, net of tax, related to the divestiture of the independent music business of approximately $0.9 million and expects that these expenses will be charged against discontinued operations in subsequent quarters. With the divestiture of the independent music business the Company has begun the process of consolidating its warehouse operations. After this consolidation the Company continues to expect the divestiture of the independent music business to be slightly accretive.
Outlook
The Company maintains its previously released outlook for fiscal year 2008 of net sales between $670 million and $690 million, EBITDA between $34 million and $36 million and anticipated net income of between $9 million and $10 million. For the fiscal year the Company also anticipates depreciation and amortization expense of approximately $10 million, and share-based compensation expense of approximately $1 million. The Company continues to anticipate that cash flow from operations will be positive for fiscal year 2008.
The fiscal year 2008 outlook excludes any impact from the discontinued operations of the Company’s recently divested independent music business.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at http://www.navarre.com.

Conference Call
The Company will host a conference call at 10:00 a.m. ET, Tuesday, August 7, 2007, to discuss the Company’s fiscal year 2008 first quarter results. The conference call can be accessed by dialing 866-700-6979, conference participant passcode “32461004”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com. Investors should go to the web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available for a one-year period following the call’s completion by accessing http://www.navarre.com.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and electronic superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the seasonal nature of the Company’s business; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2007.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms .

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Net sales	$137,022	$132,171
Cost of sales (exclusive of depreciation and amortization)	113,039	109,381

Gross profit	23,983	22,790
Operating expenses:
Selling and marketing	6,103	6,013
Distribution and warehousing	1,800	1,905
General and administrative	9,204	8,849
Bad debt expense	55	457
Depreciation and amortization (1)	2,218	2,624

Total operating expenses	19,380	19,848

Income from operations	4,603	2,942
Other income (expense):
Interest expense	(1,674)	(1,920)
Interest income	68	119
Warrant expense	—	(424)
Other income (expense), net	223	82

Net income before tax	3,220	799
Income tax expense	1,314	323

Net income from continuing operations	1,906	476
Net income (loss) from discontinued operations, net of tax	(1,109)	158
Gain on discontinued operations, net of tax	4,647	—

Net income	$5,444	$634

Basic earnings per common share:
Continuing operations	$0.05	$0.01
Discontinued operations	0.10	0.01

Net income	$0.15	$0.02

Diluted earnings per common share:
Continuing operations	$0.05	$0.01
Discontinued operations	0.10	0.01

Net income	$0.15	$0.02

Weighted average shares outstanding:
Basic	35,985	35,650
Diluted	36,276	36,176

(1)	Depreciation and amortization expense in the three months ended June 30, 2007 and 2006 includes approximately $0.9 million and $1.5 million, respectively, of amortization expense related to the FUNimation acquisition.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30,	June 30,	March 31,
	2007	2006	2007
Assets
Current assets:
Cash and cash equivalents	$2,026	$6,170	$966
Receivables, net	70,271	65,993	70,609
Inventories	42,073	44,806	36,791
Other	24,601	25,852	20,889
Assets from discontinued operations — current	10,211	22,872	21,889

Total current assets	149,182	165,693	151,144
Property and equipment, net	16,018	10,065	14,042
Other assets	124,808	128,245	122,696
Assets from discontinued operations — non current	—	429	343

Total assets	$290,008	$304,432	$288,225

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$43,003	$—	$38,956
Note payable — short-term	150	5,000	150
Accounts payable	89,263	81,707	87,145
Other	15,994	15,423	13,680
Liabilities from discontinued operations — current	2,905	14,831	12,748

Total current liabilities	151,315	116,961	152,679
Long-term liabilities:
Note payable — long-term	12,707	73,880	14,850
Other	6,643	7,077	7,245

Total liabilities	170,665	197,918	174,774
Temporary equity	—	16,634
Shareholders’ equity	119,343	89,880	113,451

Total liabilities and shareholders’ equity	$290,008	$304,432	$288,225

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Net cash provided by (used in) operating activities	$500	$(7,564)
Net cash used in investing activities	(7,140)	(1,194)
Net cash provided by (used in) financing activities	1,984	(1,198)
Net cash provided by (used in) discontinued operating activities	(784)	1,830
Proceeds from sale on discontinued operations	6,500	—

Net increase (decrease) in cash	1,060	(8,126)
Cash at beginning of period	966	14,296

Cash at end of period	$2,026	$6,170

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales

	Three Months Ended June 30,
	2007	%	2006	%
Net sales:
Distribution	$123,889	80.7%	$118,583	82.0%
Publishing	29,624	19.3%	26,038	18.0%

Net sales before inter-company eliminations	153,513		144,621
Inter-company eliminations	(16,491)		(12,450)

Net sales as reported	$137,022		$132,171

Reconciliation of Net Income (Loss) from Continuing Operations to EBITDA

	Three Months Ended
	June 30,
	2007	2006
Net income from continuing operations, as reported	$1,906	$476
Interest expense (income), net	1,606	1,801
Tax expense	1,314	323
Depreciation and amortization	2,218	2,624
Share-based compensation	288	144

EBITDA	$7,332	$5,368

Business Segments

Three months ended
June 30, 2007	Distribution	Publishing	Eliminations	Consolidated
Net sales	$123,889	$29,624	$(16,491)	$137,022
Income from continuing operations	$1,573	$3,030	—	$4,603

Three months ended
June 30, 2006	Distribution	Publishing	Eliminations	Consolidated
Net sales	$118,583	$26,038	$(12,450)	$132,171
Income from continuing operations	$933	$2,009	—	$2,942